Exhibit 5.2

October 20, 2020	+1 212 230 8800 (t) +1 212 230 8888 (f) wilmerhale.com

Iterum Therapeutics plc

Block 2 Floor 3, Harcourt Centre

Harcourt Street,

Dublin 2, Ireland

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (File No. 333-249432) (the “Registration Statement”) filed by Iterum Therapeutics plc, an Irish public limited company (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) ordinary shares (the “Shares”) of the Company, nominal value $0.01 per share (the “Ordinary Shares”), with a proposed maximum aggregate offering price of up to $12,000,000, (ii) warrants to purchase Ordinary Shares (the “Ordinary Share Warrants”), with a proposed maximum aggregate offering price of up to $6,000,000, (iii) pre-funded warrants to purchase Ordinary Shares (the “Pre-Funded Warrants”), with a proposed maximum aggregate offering price of up to $12,000,000, and (iv) placement agent warrants to purchase Ordinary Shares (the “Placement Agent Warrants,” and together with the Ordinary Share Warrants and Pre-Funded Warrants, the “Warrants”), with a proposed maximum aggregate price of $1,050,000. The Shares and the Warrants are herein collectively referred to as the “Securities.”

The Shares, Ordinary Share Warrants, and Pre-Funded Warrants are to be offered and sold by the Company pursuant to a securities purchase agreement (the “Purchase Agreement”), between the Company and the purchasers named therein (the “Purchasers”), the form of which has been filed as Exhibit 10.30 to the Registration Statement, and the prospectus contained in such Registration Statement (the “Prospectus”).

We are acting as United States counsel for the Company in connection with the issue and sale by the Company of the Securities. We have examined copies of the Registration Statement and the Prospectus as filed with the Commission. We have examined and relied upon the Purchase Agreement and the forms of Warrants, which have been filed as Exhibit 4.10, Exhibit 4.11, and Exhibit 4.12 to the Registration Statement. For purposes of this opinion, we have also examined the opinion letter of A&L Goodbody, Irish counsel for the Company, dated the date hereof and filed as Exhibit 5.1 to the Company’s Registration Statement (the “ALG Opinion”). We have also

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examined and relied upon originals or copies of such corporate records of the Company, such other agreements and instruments, such certificates of public officials, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity and competence of all individual signatories, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of the corporate records of the Company provided to us by the Company. Insofar as this opinion relates to factual matters, we have assumed, without independent investigation, that representations of officers and directors of the Company and documents furnished to us by the Company are true and correct.

We have also assumed, consistent with the ALG Opinion, that (i) the Company is incorporated and validly existing under the laws of the Republic of Ireland; (ii) the Company has all requisite power and authority to execute and deliver, and to perform its obligations under the Purchase Agreement and the Warrants; (iii) the Purchase Agreement has been duly authorized, executed and delivered by the Company under the laws of the Republic of Ireland and (iv) the Warrants have been duly authorized, executed and delivered by the Company under the laws of the Republic of Ireland.

Our opinion below is qualified to the extent that it may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing, (iii) general equitable principles, and (iv) applicable usury laws of jurisdictions other than the State of New York. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents    or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court. We also express no opinion herein as to any provision of any agreement (a) that may be deemed to or construed to waive any right of the Company; (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies; (c) relating to the effect of invalidity or unenforceability of any provision of an agreement on the validity or enforceability of any other provision thereof; (d) requiring the payment of penalties, consequential damages or liquidated damages; (e) which is in violation of public policy, including, without limitation, any provision relating to indemnification and contribution with respect to securities law matters; (f)

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which provides that the terms of any agreement may not be waived or modified except in writing; (g) purporting to indemnify any person against his, her or its own negligence or misconduct; or (h) relating to choice of law or consent to jurisdiction. We express no opinion herein as to the laws of any jurisdiction other than the state laws of the State of New York. We have not acted as counsel for the Company with respect to matters of Irish law or other applicable foreign law.

Based upon and subject to the foregoing, we are of the opinion that when the Warrants have been duly executed by the Company and are delivered and paid for in accordance with the terms and conditions of the Purchase Agreement and the Prospectus, the Warrants will constitute valid and binding obligations of the Company.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, as an exhibit to the Registration Statement and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Brian A. Johnson
Brian A. Johnson, a Partner